Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration statement (Form S-8 No. 333-195958) pertaining to the Zendesk, Inc. 2014 Stock Option and Incentive Plan, the Zendesk, Inc. 2014 Employee Stock Purchase Plan and the Zendesk, Inc. 2009 Stock Option and Grant Plan, and

(2)	Registration Statement (Form S-8 No. 333-202137) pertaining to the Zendesk, Inc. 2014 Stock Option and Incentive Plan, and the Zendesk, Inc. 2014 Employee Stock Purchase Plan;

of our report dated December 22, 2015, with respect to the consolidated financial statements of We Are Cloud SAS and Subsidiary included in this Current Report on Form 8-K/A.

/s/ Ernst & Young Audit

Montpellier and Paris-La Défense, France

December 22, 2015